Exhibit 21
Subsidiaries of ZooLink Corp.

ZooLink Communications Inc. - A Company incorporated under the federal laws of Canada, and wholly owned by ZooLink Corp.

i3Data Centers Ltd. - A Company incorporated under the federal laws of Canada, and wholly owned by ZooLink Corp.